                                     AMENDMENT TO
                                 CUSTODIAN AGREEMENT
                                       between
                           GREATER CHINA GROWTH PORTFOLIO
                                         and
                            INVESTORS BANK & TRUST COMPANY

              This Amendment, dated as of November 13, 1995, is made to the CUSTODIAN AGREEMENT (the "Agreement") dated October 27, 1992, as amended, between Greater China Growth Portfolio (the "Trust") and Investors Bank & Trust Company (the "Custodian") pursuant to Section 10 of the Agreement.

              The Trust and the Custodian agree that Section 10 of the Agreement shall, as of November 13, 1995, be amended to read as follows:

              Unless otherwise defined herein, terms which are defined in the Agreement and used herein are so used as so defined.

     10.      Effective Period, Termination and Amendment; Successor Custodian
              ------------------------------------------------------
              This Agreement shall become effective as of its execution, shall continue in full force and effect until terminated by either party after August 31, 2000 by an instrument in writing delivered or mailed, postage prepaid to the other party, such termination to take effect not sooner than sixty (60) days after the date of such delivery or mailing; PROVIDED, that the Trust may at any time by action of its Board, (i) substitute another bank or trust company for the Custodian by giving notice as described above to the Custodian in the event the Custodian assigns this Agreement to another party without consent of the noninterested Trustees of the Trust, or (ii) immediately terminate this Agreement in the event of the appointment of a conservator or receiver for the Custodian by the Federal Deposit Insurance Corporation or by the Banking Commissioner of The Commonwealth of Massachusetts or upon the happening of a like event at the direction of an appropriate regulatory agency or court of competent jurisdiction. Upon termination of the Agreement, the Trust shall pay to the Custodian such compensation as may be due as of the date of such termination (and shall likewise reimburse the Custodian for its costs, expenses and disbursements).

              This Agreement may be amended at any time by the written agreement of the parties hereto. If a majority of the non-interested trustees of any of the Trusts determines that the performance of the Custodian has been unsatisfactory or adverse to the interests of Trust holders of any Trust or Trusts or that the terms of the Agreement are no longer consistent with publicly available industry standards, then the Trust or Trusts shall give written notice to the Custodian of such determination and the Custodian shall have 60 days to (1) correct such performance to the satisfaction of the non-interested trustees or (2) renegotiate terms which are satisfactory to the non-interested trustees of the Trusts. If the conditions of the preceding sentence are not met then the Trust or Trusts may terminate this Agreement on sixty (60) days written notice.

              The Board of the Trust shall, forthwith, upon giving or receiving notice of termination of this Agreement, appoint as successor custodian, a bank or trust company having the qualifications required by the Investment Company Act of 1940 and the Rules thereunder. The Bank, as Custodian, Agent or otherwise, shall, upon termination of the Agreement, deliver to such successor custodian, all securities then held hereunder and all funds or other properties of the Trust deposited with or held by the Bank hereunder and all books of account and records kept by the Bank pursuant to this Agreement, and all documents held by the Bank relative thereto.
     In the event that no written order designating a successor custodian shall have been delivered to the Bank on or before the date when such termination shall become effective, then the Bank shall not deliver the securities, funds and other properties of the Trust to the Trust but shall have the right to deliver to a bank or trust company doing business in Boston, Massachusetts of its own selection meeting the above required qualifications, all funds, securities and properties of the Trust held by or deposited with the Bank, and all books of account and records kept by the Bank pursuant to this Agreement, and all documents held by the Bank relative thereto. Thereafter such bank or trust company shall be the successor of the Custodian under this Agreement.

              Except as expressly provided herein, the Agreement shall remain unchanged and in full force and effect.

              IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.



                                       GREATER CHINA GROWTH PORTFOLIO


                                       By:  /s/James L. O'Connor
                                           --------------------------
                                                James L. O'Connor
                                                Treasurer


                                       INVESTORS BANK & TRUST COMPANY


                                       By:  /s/Michael Rogers
                                           ---------------------------
                                                Michael Rogers